NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE

Exhibit 99.1

Investor Contact:    Joe Wilkinson, 202-380-4396, ir@xmradio.com

Media Contact:       Nathaniel Brown, 212-708-6170, nathaniel.brown@xmradio.com

XM Satellite Radio Welcomes Board Member Eddy Hartenstein to Audit Committee

Washington, D.C. — March 2, 2006 — XM Satellite Radio (Nasdaq: XMSR), the nation’s leading satellite radio company with more than 6 million subscribers, today announced board member Eddy W. Hartenstein has joined the board’s audit committee.

Mr. Hartenstein was elected to XM’s board in May 2005. He also serves on the boards of SanDisk Corporation, Thomson Multimedia and the Consumer Electronics Association (CEA). Mr. Hartenstein served as the vice chairman and member of the board of directors of The DIRECTV Group Inc. (formerly Hughes Electronics Corporation) from December 23, 2003 until his retirement on December 31, 2004. He served as chairman and CEO of DIRECTV, Inc. from late 2001 to 2004 and as president of DIRECTV, Inc. from its inception in 1990 until 2001. Prior to 1990, Mr. Hartenstein served in various capacities for Hughes Communications Inc. and Equatorial Communications Services Company.

Mr. Hartenstein’s appointment enables XM to meet Marketplace Rule 4350(d)(2) of the Nasdaq Stock Market, Inc. (Nasdaq), which requires an issuer’s audit committee to be composed of at least three independent directors. XM had fewer than three independent directors on its audit committee for four days, and Nasdaq rules would have allowed XM until its next annual meeting (anticipated for May) to meet the three independent director minimum. On February 24, 2006, Nasdaq provided XM with a notice with respect to Marketplace Rule 4350(d)(2), noting that with the appointment of Mr. Hartenstein, the audit committee is again comprised of three independent directors, XM has regained compliance with the Nasdaq rule, and the matter is closed.

About XM Satellite Radio

XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 6 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2006 lineup includes 160 digital channels of choice from coast to coast: the most commercial-free music, premier sports, talk, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Hyundai, Nissan, Porsche, Suzuki, Subaru, and Volkswagen/Audi, is available in more than 130 different vehicle models for 2006. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-Q filed with the Securities and Exchange Commission on 11-7-05. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.